UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________________________________________________

FORM 8-K

_________________________________________________________

CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported):  April 28, 2018

 _________________________________________________________

EXLSERVICE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

_________________________________________________________

Delaware (State or other jurisdiction of incorporation)	001-33089 (Commission File Number)	82-0572194 (I.R.S. Employer Identification No.)

280 Park Avenue, 38th Floor New York, New York 10017 (Address of principal executive offices)

Registrant’s telephone number, including area code:  (212) 277-7100

NOT APPLICABLE

(Former name or address, if changed since last report)

____________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

☐	Emerging growth company
☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act

ITEM 1.01 Entry into a Material Definitive Agreement

On April 28, 2018, ExlService Holdings, Inc. (the “Company”), through its wholly owned subsidiary ExlService.com, LLC (“Buyer”) and Buyer’s wholly owned subsidiary ExlService Cayman Merger Sub (“Merger Sub”), entered into an Agreement of Merger (the “Merger Agreement”) with SCIOInspire Holdings Inc. (“SCIO”), pursuant to which, at the closing (the “Closing”) of the transactions contemplated in the Merger Agreement (collectively, the “Merger”), Merger Sub will merge with and into SCIO, with SCIO continuing as the surviving corporation and a wholly owned subsidiary of Buyer. The aggregate merger consideration is $240 million, subject to adjustment based on, among other things, SCIO’s cash, debt, working capital position and other adjustments as of the Closing as set forth in the Merger Agreement. The Merger Agreement also contemplates that a portion of the merger consideration will be held in escrow for working capital and certain indemnifiable matters. Immediately prior to the consummation of the Merger, certain members of the senior management team of SCIO will exchange approximately $4 million in shares of SCIO for newly-issued shares of restricted common stock of the Company in a private exchange. This share exchange will reduce, dollar for dollar, the cash amount paid by the Company at Closing. The shares of the Company issued to each such senior management team members will be subject to a two-year lock-up period unless he or she is terminated without cause.

The Merger Agreement contains customary representations, warranties and covenants, including, among other things, covenants by SCIO and its subsidiaries to conduct their business and operations only in the ordinary course of business consistent with past custom and practice during the interim period between the execution of the Merger Agreement and the Closing, and not to take specified actions during such period. SCIO has also agreed not to, nor to allow its affiliates or representatives to, directly or indirectly encourage, solicit, initiate, facilitate or continue inquiries regarding third party acquisition proposals, or enter into discussions, negotiations or contracts relating to any third party acquisition proposal. SCIO has also agreed to convene a shareholders’ meeting for the approval of the Merger by its shareholders within 10 business days from the signing of the Merger Agreement and use commercially reasonable efforts to obtain all consents required for the consummation of the Merger and complete the signing of certain pending customer contracts.

The Merger Agreement contains customary closing conditions, including, among other things, (i) related to the accuracy of the representations and warranties of the parties as of the date of Closing, (ii) the parties shall have performed and complied with in all material respects with all agreements, covenants and conditions required by the terms of the Merger Agreement to be performed at or prior to the date of Closing, (iii) there shall be no material contravention, conflict or material violation of laws on account of the Merger, (iv) the absence of the occurrence of a material adverse effect on SCIO’s business, assets, condition or results of operation, (v) there shall be no law or order prohibiting the Merger, (vi) any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the Merger shall have expired or been terminated, (vii) Buyer shall have obtained a Buyer’s representation and warranty insurance policy related to damages suffered from certain breaches of SCIO’s representations and warranties in the Merger Agreement, (viii) the requisite approval of the shareholders of SCIO shall have been obtained and (ix) the audited financials for 2017 for SCIO shall have been delivered.

The Merger Agreement contains certain other termination rights for each of Buyer and SCIO prior to the Closing, including (i) the right of Buyer or SCIO to terminate in the event of any breach of the Merger Agreement by the other party, subject to a cure period, (ii) the right of Buyer or SCIO to terminate in the event the Closing, or any of the conditions to a party’s obligations to consummate the Merger, has not occurred or been satisfied on or prior to August 31, 2018, or (iii) termination by mutual consent of Buyer and SCIO.

In conjunction with the execution of the Merger Agreement, the Company entered into Voting Agreements with shareholders of SCIO holding in excess of the requisite shares whose consent are required to approve the Merger.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which will be filed with the Company’s Form 10-Q for the quarter ended June 30, 2018. A copy of the press release issued by the Company concerning the foregoing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated May 1, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXLSERVICE HOLDINGS, INC.

Date: May 1, 2018	By:	/S/ NANCY SALTZMAN

		Name:	Nancy Saltzman

		Title:	Executive Vice President, General Counsel and Secretary